As filed with the Securities and Exchange Commission on March 30, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187562

 ARO Liquidation, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	31-1443880 (IRS Employer Identification No.)

1525 Chubb Avenue Lyndhurst, NJ	07071
(Address of Principal Executive Offices)	(Zip Code)

Aéropostale Second Amended and Restated 2002 Long-Term Incentive Plan
(Full title of the plan)

William A. Brandt, Jr.
Chief Restructuring Officer
ARO Liquidation, Inc.
125 Chubb Avenue
Lyndhurst, NJ 07071
(646) 485-5410
(Name, address and telephone number, including
area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

ARO Liquidation, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission this post-effective amendment to deregister shares of common stock of the Company (the “Shares”) previously registered under the following Registration Statement on Form S-8 (the “Registration Statement”):

•
Registration Statement on Form S-8 (No. 333-187562), pertaining to the registration of 5,625,000 Shares issuable under the Registrant’s Aéropostale Second amended and Restated 2002 Long-Term Incentive Plan, filed with the Commission on July 1, 2002; and

As previously disclosed, on May 4, 2016, the Company and each of its direct and indirect subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).

As previously disclosed, on September 13, 2016, the Bankruptcy Court entered orders approving the sale or transfer of certain assets, leases, inventory and intellectual property rights of the Company and its subsidiaries to a consortium of buyers in consideration for approximately $243.3 million. These transactions were consummated on September 15, 2016. In connection with the Bankruptcy Court proceedings and the approval by the Bankruptcy Court of the Plan of Reorganization (the “Plan”) and entry of the confirmation on March 30, 2018, the equity interests of the Company have been cancelled and the offerings pursuant to the Registration Statement have been terminated.

In connection with the foregoing, the Company has terminated all offerings and sales pursuant to the Registration Statement and hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration all securities of the Registrant registered but remaining unsold or unissued under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 30, 2018.

ARO Liquidation, Inc.

By:	William A. Brandt, Jr.
	Name:	William A. Brandt, Jr.
	Title:	Chief Restructuring Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.